UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No.          )

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LPL Financial Holdings Inc.

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For Immediate Release

LPL FINANCIAL FILES DEFINITIVE PROXY MATERIALS, ANNOUNCES NOMINATION OF WILLIAM GLAVIN AS NEW INDEPENDENT DIRECTOR
Current Director John Brennan will not seek reelection to the Board

CHARLOTTE, N.C. – April 11, 2017 – LPL Financial Holdings Inc. (NASDAQ: LPLA), today announced that its 2017 annual meeting of stockholders will be held May 17 at noon ET at its offices located at 75 State St. in Boston. LPL has filed definitive proxy materials with the Securities and Exchange Commission related to the annual meeting.

As reflected in the proxy materials, the company’s directors have unanimously voted to nominate William (Bill) F. Glavin Jr. for election to the LPL Board of Directors at the annual meeting. John (Jack) J. Brennan, who currently serves as a director, will not seek reelection.

“The Board thanks Jack for his seven years of service and dedication as director and wishes him all the best in the future,” said Jim Putnam, chair of the LPL Board. “After a thorough search, we are pleased to nominate Bill to stand for election to the Board. Bill has more than 25 years of experience within the financial services industry and would bring a valuable strategic perspective to the business. He’s an experienced leader who shares our passion for advisors and the mission of LPL.”

Glavin most recently served as chair and chief executive officer of OppenheimerFunds, Inc. He has extensive experience in strategic planning and a deep understanding of financial product distribution, compliance and operations. Prior to leading OppenheimerFunds, Glavin held several senior executive positions at MassMutual Financial Group, including co-chief operating officer and executive vice president, U.S. Insurance Group. At MassMutual, Glavin had responsibilities for MML Investors Services, LLC, a broker-dealer and registered investment advisor. Earlier in his career, he was chief executive officer of Babson Capital Management.

“I am honored to be nominated for election to the Board of LPL, a company I have long admired and respect tremendously,” said Glavin. “LPL’s strategic plan speaks to its growth objectives, and I believe my background and experience can be of great value to shareholders, the Board and senior management in furthering those objectives.”

IMPORTANT INFORMATION
In connection with its 2017 annual meeting of stockholders, the company has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT FOR THE 2017 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the Company's definitive proxy statement and any other documents filed by the Company in connection with the 2017 annual meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement are also available in the "Investors" section of the Company's website at www.lpl.com. The Company, its directors and nominees and certain of its executive officers are deemed to be participants in the solicitation of proxies in connection with its 2017 annual meeting. Detailed information regarding the names, affiliations and interests of the Company's directors, nominees and executive officers is available in the definitive proxy statement for the 2017 annual meeting, which was filed with the SEC on April 11, 2017.

About LPL Financial
LPL Financial LLC, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ:LPLA), is a leader in the retail financial advice market and provided service to approximately $528 billion in advisory and brokerage assets as of February 28, 2017. LPL is one of the fastest growing RIA custodians and is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine June 1996-2016). The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 14,000 independent financial advisors and over 700 financial institutions, enabling them to help their clients turn life's aspirations into financial realities. Advisors associated with LPL also serviced an estimated 46,000 retirement plans with an estimated $127 billion in retirement plan assets, as of December 31, 2016. LPL also supports approximately 4,000 financial advisors licensed and affiliated with insurance companies with customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have more than 3,200 employees with primary offices in Boston, Charlotte, and San Diego.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC.

Forward-Looking Statements
Statements in this press release, including those relating to the future composition of the Company’s Board, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company’s historical performance and its plans, estimates, and expectations as of April 11, 2017. Forward-looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2016 Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring hereafter, even if its estimates, views or plans change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to April 11, 2017.

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